Exhibit 10.3

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of June 24, 2016 (the “Effective Date”), by and between ProBiora Health, LLC, a Delaware limited liability company (the “Recipient”) and Oragenics, Inc., a Florida corporation (“Provider” and together with the Recipient, the “Parties”).

RECITALS

WHEREAS, the Recipient and Provider have entered into that certain Asset Purchase Agreement, dated as of June 22, 2016 (the “Asset Purchase Agreement”), pursuant to which Provider has agreed to sell and assign to the Recipient and the Recipient has agreed to purchase and assume from Provider, the assets and properties used or useable in or related to the ProBiora3 Business as such term is defined in the Asset Purchase Agreement, all as more fully described therein;

WHEREAS, in order to support an orderly transition of the ProBiora3 Business to the Recipient and as a condition to consummating the transactions contemplated by the Asset Purchase Agreement, the Parties have agreed to enter into this Agreement, pursuant to which Provider will provide, or cause its Third Party Providers (as hereinafter defined) to provide, the Recipient with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

WHEREAS, following the consummation of the transactions contemplated by the Asset Purchase Agreement, Provider has agreed that it will use commercially reasonable efforts, for an interim period and subject to the terms and conditions herein, to provide or cause to be provided certain transition services to the Recipient for which services Recipient has agreed to pay Provider.

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

SERVICES.

1.1 Provision of Services.

(a) Provider agrees to provide, or cause its Third Party Providers to provide, the services (the “Services”) (i) set forth on Exhibit A attached hereto (as such exhibit may be amended or supplemented pursuant to the terms of this Agreement, the “Services Exhibit”); and (ii) the Provider deliverable items (the “Deliverables”) set forth on Exhibit B attached hereto the (“Deliverables Exhibit”), to the Recipient for the periods and on the other terms and conditions set forth in this Agreement and in the Services Exhibit and the Deliverables Exhibit. The Services Exhibit and/or the Deliverables Exhibit may be revised from time to time upon mutual written agreement of the Parties.

(b) Notwithstanding the contents of the Services Exhibit, Provider agrees to respond in good faith to any reasonable written (including electronic) request by the Recipient for access to any additional services that are necessary for the operation of the ProBiora3 Business which are not currently contemplated in the Services Exhibit, at a price to be mutually agreed upon in writing after good faith negotiations between the Parties. In the event that the Recipient requests an additional service that is necessary for the Recipient to continue to conduct the ProBiora3 Business in substantially the same manner as conducted prior to the Closing, Provider shall use commercially reasonable efforts to provide such service to the Recipient; provided that Provider has sufficient personnel to provide such additional service, such additional service is of a type that Provider used in connection with its conduct of the ProBiora3 Business prior to the Effective Date, and the provision of such service does not affect the conduct and operations of Provider’s other businesses. Any such additional services so provided by Provider shall constitute Services under this Agreement and shall be subject in all respects to the provisions of this Agreement as if fully set forth in the Services Exhibit as of the date hereof.

(c) The Parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, the Recipient agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services, but in any event, this Agreement shall terminate on the End Date (as defined below).

(d) Subject to Section 2.3 (Extension of Services), Section 2.4 (Terminated Services), and Section 3.4 (Force Majeure), the obligations of Provider under this Agreement to provide the Services shall terminate on the earlier of (i) the date that is ninety (90) days following the Effective Date, or (ii) the termination of this Agreement by Recipient upon five (5) days prior written notice (the “End Date”). All data, test results, calculations, reports, and other documents gathered, prepared or created from or for the Recipient as a Service by Provider hereunder (the “Work Product”) shall be owned exclusively by the Recipient, and Provider shall retain no copyright or other intellectual property interest in such Work Product, except as may be required to perform the Services hereunder. At the Recipient’s request, any such Work Product in the possession of Provider shall be delivered to the Recipient.

1.2 Standard of Service (a) Provider represents, warrants and agrees that the Services shall be provided in good faith and in accordance with all applicable statutes, laws, ordinances, regulations, rules, codes, orders, constitutions, treaties, common laws, judgments, decrees, other requirements or rules of law of any Governmental Authority (“Laws”), and, except as specifically provided in the Services Exhibit, in substantially the same manner and with substantially the same performance, in scope, quality and nature, as such Services were provided in respect of the ProBiora3 Business prior to the Effective Date (the “Service Level”). Provider shall use commercially reasonable efforts to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in this Section 1.2(a).

(b) Except as expressly provided in Section 1.2(a), Provider makes no representations or warranties of any kind, implied or express, with respect to the Services including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. The Recipient acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties.

(c) Services will be provided during Provider normal working hours, Monday through Friday, 8:00 am – 5:00 pm EST except for Provider Holidays or Closures during the term of this Agreement.

1.3 Third Party Providers. Provider shall have the right to hire third-party subcontractors (each, a “Third Party Provider”) to provide all or part of any Service hereunder; provided, however, that Provider shall obtain the prior written consent of the Recipient to hire such subcontractor, such consent not to be unreasonably withheld. Provider shall in all cases retain responsibility for the provision to the Recipient of the Services to be performed by any Third Party Provider.

1.4 Title to Software. The Recipient and Provider will work together to effect the transfer of title or licensing rights to any right, title or interest (including any license rights or rights of use) in any firmware or software, and the licenses therefor that are owned by Provider in connection with the ProBiora3 Business being acquired by Recipient pursuant to the Asset Purchase Agreement. This shall not include software utilized by Provider in connection with its non-ProBiora3 Business which may be utilized by reason of the provision of the Services provided by Provider hereunder.

1.5 Duty to Cooperate. The Recipient agrees that (i) the Recipient shall not, and shall not permit its Affiliates to, interfere with or interrupt or disrupt Provider’s provision and performance of the

Services, (ii) the Recipient shall, and shall ensure that its Affiliates, provide cooperation and assistance as reasonably requested by Provider in connection with Provider’s provision of the Services and (iii) the Recipient shall, and shall ensure that its Affiliates, use the Services in accordance with applicable Law and all policies of Provider applicable to the use of the relevant Services at the time such Service is provided. In order to enable the provision of the Services by Provider, the Recipient agrees that it shall provide to Provider and any Third Party Providers of Provider, at no cost to Provider, access to the facilities, assets and books and records of the ProBiora3 Business, in all cases to the extent necessary for Provider to fulfill its obligations under this Agreement.

1.6 Transition Assistance; Transfer of Materials. Upon any termination of this Agreement, Provider will use commercially reasonable efforts to cooperate with the Recipient to transition the Services to another provider of Recipient’s choice and Recipient shall reimburse Provider for its actual and reasonable out-of-pocket expenses (to be pre-approved by Recipient in writing). If Recipient’s system is compatible with Provider’s system, Provider shall use commercially reasonable efforts to attempt to transfer copies of all Recipient’s data in electronic format at Recipient’s cost. Such cooperation shall include, without limitation, providing all data and documentation relating to the Services and employees of Recipient or its Affiliates, at Recipient’s cost. Notwithstanding the foregoing, if Recipient’s system is not compatible with Provider’s system, Provider shall provide copies of all Recipient’s data in electronic format to Recipient at Recipient’s cost, but Provider shall have no obligation to deliver Recipient’s data in an electronic format that is compatible with Recipient’s existing systems. In addition, each Party will return to the other Party all data or documentation of such other Party, or promptly comply with such other Party’s request to destroy such material.

1.7 Primary Contacts. Each of Provider and Recipient shall appoint an individual primarily responsible for administering this Agreement on its behalf (each a “Primary Contact”). The Primary Contact for Provider shall be Michael Sullivan and the Primary Contact for Recipient shall be Christine Koski. The Primary Contacts shall serve as the primary contact points for issues that may arise during the performance of this Agreement. Each Party shall notify the other of the name and contact information of its Primary Contact. The Primary Contacts shall meet during the term of this Agreement in person or telephonically with such regularity as they shall mutually agree to in order to discuss the status of the Services and manage open issues. Either Party may replace its Primary Contact by so indicating in a written notice delivered to the other party and signed by an officer of the Party making such replacement. Such notice shall contain the name, business address, email address and telephone number of the Primary Contact’s replacement.

1.8 Relationship of the Parties. The Parties hereto are independent contractors, and none of the Parties nor any of their respective employees or representatives will be deemed to be employees or representatives of the other Party hereto for any purpose or under any circumstances. No partnership, joint venture, alliance, fiduciary or any relationship other than that of independent contractors is created hereby, expressly or by implication. Notwithstanding the foregoing, the Provider acknowledges and agrees that Recipient may make offers of employment to, or consulting relationships with, individuals identified in the Asset Purchase Agreement who may be employees of, or consultants to, Provider either before or during some period of the term of this Agreement.

ARTICLE II

COMPENSATION

2.1 Terms of Payment and Related Matters.

(a) In consideration for its provision of the Services hereunder, the Recipient shall pay to Provider three percent (3%) of Net Sales of all ProBiora3 products sold during the term of the Agreement (the “Service Fees”), payable within ten (10) days following the month in which such sales occur. If this Agreement is terminated by Recipient upon five (5) days’ notice in accordance with Section 1.1(d), Recipient shall pay the Service Fees for the month in which notice was given. In addition, Recipient shall reimburse Provider for all reasonable and necessary out of pocket expenses incurred by Provider in providing the Services, as more particularly described on Exhibit A. For purposes herein, Net

Sales means gross proceeds from sales to third parties of any product that is based upon any element of the assets transferred by the Asset Purchase Agreement to Purchaser, less returns, allowances (as generally understood in the industry), rebates, customer discounts, uncollected receivables, sales tax, credit card processing fees, and outbound shipping costs.

2.2 Responsibility for Wages and Fees. Provider acknowledges and agrees that, for such time as any employees, independent contractors or consultants of Provider and Third Party Providers (collectively, “Provider Personnel”) are providing the Services to Recipient under this Agreement, (i) such Provider Personnel will remain employees, independent contractors and consultants of Provider or Third Party Provider, as applicable, and shall not be deemed to be employees, independent contractors or consultants of the Recipient for any purpose, and (ii) Provider or Third Party Provider, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including, without limitation, severance and workers’ compensation, and the withholding and payment of applicable Taxes relating to such employment or engagement. For purposes of clarification Provider shall not be obligated to retain any personnel or consultant not retained by Recipient and any current employee of the Provider to whom an offer of employment or consulting agreement is not extended in connection with the consummation of the Asset Purchase Agreement may be subject to termination by the Provider. However, notwithstanding the foregoing, in the event Recipient is utilizing the services of any Provider employee or consultant for Services under this Agreement, Provider must provide Recipient with 15 days prior written notice of Provider’s intention to terminate the employment or consulting arrangement of any such person.

2.3 Extension of Services. The parties agree that Provider shall not be obligated to perform any Service after the End Date; provided, however, that if the Recipient desires and Provider agrees to continue to perform any of the Services after the End Date, the parties shall negotiate in good faith to determine an amount that compensates Provider for all of its costs for such performance. The Services so performed by Provider after the End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

2.4 Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Provider shall have no further obligation to provide the applicable terminated Services and the Recipient will have an obligation to pay for such Services performed by Provider.

2.5 Taxes. The Recipient shall be responsible for all sales or use Taxes imposed or assessed as a result of the provision of Services by Provider.

ARTICLE III

TERMINATION.

3.1 Termination of Agreement. Subject to Section 3.3 (Effect of Termination), this Agreement shall terminate in its entirety on the date upon which Provider shall have no continuing obligation to perform any Services as a result of their expiration or termination in accordance with Section 1.1(d) or Section 3.2.

3.2 Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole but not in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 3.4) to perform any of its material obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching party seeking to terminate such Service setting forth in reasonable detail the basis for the claim of breach. For the avoidance of doubt, non-payment by the Recipient for Services provided by Provider in accordance with this Agreement and not the subject of a good-faith dispute shall be deemed a breach for purposes of this Section 3.2.

3.3 Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 3.1, all obligations of the Parties hereto shall terminate, except for the provisions of Section 1.4 (Title to Software), Section 2.4 (Terminated Services), Article IV, Article V and Article VI, which shall survive any termination or expiration of this Agreement for a period of two years from the termination or expiration of this Agreement.

3.4 Force Majeure. The obligations of Provider under this Agreement with respect to any Service shall be suspended during the period and to the extent that Provider is prevented or hindered from providing such Service or the Recipient is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (a) acts of God; (b) flood, fire or explosion, (c) war, invasion, riot or other civil unrest, (d) Law, (e) actions, embargos or blockades in effect on or after the date of this Agreement, (f) action by any Governmental Authority, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, (i) shortage of adequate power or transportation facilities, or (j) any other event which is beyond the reasonable control of such Party. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension, and the cause thereof, and Provider shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither the Recipient, nor Provider shall be liable for the nonperformance or delay in the performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event.

ARTICLE IV

CONFIDENTIALITY

4.1 Confidentiality.

(a) Subject to the confidentiality provisions in the Asset Purchase Agreement, which provisions shall have precedence over the confidentiality provisions herein to the extent of any conflict, during the term of this Agreement and thereafter, the Parties shall, and shall instruct their respective representatives and Third Party Providers to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its representatives or Third Party Providers who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 4.1 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by Law, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure at Disclosing Party’s expense, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose pursuant to such Law.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) is generally available to and known by the public through no fault of the Receiving Party or its representatives or Third Party Providers; (ii) was lawfully acquired by the Receiving Party from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (iii) was developed by it independently without any reliance on the Confidential Information; nor shall anything in this Agreement restrict a party’s ability to disclose its own Confidential Information.

(c) Upon written demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

ARTICLE V

LIMITATION ON LIABILITY; INDEMNIFICATION

5.1 Indemnification by Provider. Provider shall indemnify, defend and hold harmless the Recipient and its Affiliates and each of their respective representatives (collectively, the “Recipient Indemnified Parties”) from and against any and all Losses of the Recipient Indemnified Parties relating to, arising out of or resulting from: (a) any breach of any representation, warranty or obligation of Provider in this Agreement; (b) any damage to the Purchased Assets of the ProBiora3 Business by Provider arising out of the gross negligence, reckless or wilful misconduct of Provider’s employees, representatives or Third Party Providers; (c) violation by Provider, its representatives or Third Party Providers of applicable Law related to the provision of the Services; (d) the gross negligence or reckless or wilful misconduct of Provider, or its employees, representatives or Third Party Providers in connection with the provision of the Services to the Recipient under this Agreement, or (e) the wilful failure of Provider to provide, any Services to the Recipient under this Agreement.

5.2 Indemnification by the Recipient. The Recipient shall indemnify, defend and hold harmless Provider and its Affiliates and each of their respective representatives (collectively, the “Provider Indemnified Parties”) from and against any and all Losses of the Provider Indemnified Parties relating to, arising out of or resulting from: (a) any breach of any representation, warranty or obligation of the Recipient in this Agreement; (b) the Recipient’s violation of applicable Law related to the Recipient’s use of the Services; or (c) or the gross negligence or reckless or wilful misconduct of Recipient, or its employees, representatives in connection with use of the Services by the Recipient.

5.3 Indemnification Procedures. The matters pertaining to Indemnification Procedures set forth in the Asset Purchase Agreement shall be deemed incorporated into, and made a part of, this Agreement.

5.4 Limitation on Liability. In no event shall either party have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. The aggregate amount of all Losses for which either party may be held liable pursuant to this Agreement shall be the aggregate amount of the Service Fees that the Recipient has paid to Provider under this Agreement. Notwithstanding the foregoing, Provider will not be liable to Recipient for any Losses that arise due to Services provided to Recipient at Recipient’s direction which are (i) requested to be performed in a manner different from the scope and nature of such Services provided by employees of Provider prior to the Effective Date or (ii) services that employees of Provider did not provide prior to the Effective Date. The Recipient acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, this Section 5.4, including the limitations on representations and warranties with respect to the Services. The remedies provided in this Article V shall be the sole and exclusive remedies of either party for any and all Losses arising out of, related to, resulting from, any breach of the representations, warranties, covenants and agreements contained in this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.1):

(a)	if to Provider:

Oragenics, Inc.

4902 Eisenhower Blvd., Suite 125

Tampa, FL 33634

Facsimile: (813) 286-7904

E-mail: msullivan@oragenics.com

Attention: CFO

with a copy (which shall not constitute notice) to:

Shumaker, Loop & Kendrick, LLP

101 E. Kennedy Blvd. Suite 2800

Tampa, FL 33602

Attention: Mark A. Catchur

E-mail: mcatchur@slk-law.com

Facsimile: (813) 229-1660

(b)	if to Recipient:

ProBiora Health, LLC

3824 Cedar Springs Rd., #349

Dallas, TX 75219

E-mail: ckoski@probiorahealth.com

Attention: Christine L. Koski

with a copy (which shall not constitute notice) to:

Holland & Knight LLP

100 North Tampa Street

Suite 4100

Tampa, Florida 33602

Attention: Louis T .M. Conti

Facsimile: (813) 229-0134

E-mail: louis.conti@hklaw.com

6.2 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

6.3 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

6.4 Entire Agreement. This Agreement, including the Services Exhibit, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. This Agreement shall be construed in pari materia with the Asset Purchase Agreement, provided that this Agreement provides the exclusive statement of the Parties’ respective rights and obligations with respect to the Services, and, to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Asset Purchase Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control. Notwithstanding any other provisions of this Agreement to the contrary, nothing contained in this Agreement shall in any way supersede, modify, replace, amend, change, rescind, waive, exceed, expand, enlarge or in any way affect the provisions, including warranties, covenants, agreements, conditions, representations or, in general, any of the rights and remedies, or any of the obligations and indemnifications of Provider and the Recipient set forth in the Asset Purchase Agreement.

6.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither Party may assign its respective rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

6.6 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

6.7 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

6.8 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Florida.

6.9 Waiver of Jury Trial. Each Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this agreement or the transactions contemplated hereby. Each Party to this agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this agreement by, among other things, the mutual waivers and certifications in this Section 6.9.

6.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

6.11 Representation of Counsel; Mutual Negotiation. The Parties have each had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement will therefore be deemed to have been negotiated and prepared at the joint request, direction, and construction of the parties, at arm’s-length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

6.12 Further Assurances. During the term of this Agreement and at all times thereafter, each Party shall provide to the other Party, at its request, reasonable cooperation and assistance (including, without limitation, the execution and delivery of affidavits, declarations, oaths, assignments, samples, specimens and any other documentation) as necessary to effect the terms of the Agreement

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first above written.

Oragenics, Inc.

By:	/s/ Michael Sullivan
Name: Michael Sullivan
Title: Chief Financial Officer

ProBiora Health, LLC

By:	/s/ Christine L. Koski
Name: Christine L. Koski
Title: Manager

SIGNATURE PAGE TO THE TRANSITION SERVICES AGREEMENT

EXHIBIT A

SERVICES EXHIBIT

Type of Services	Department	Description of Provider Service

1. Accounting Services
	Finance & Marketing Mgt	• Recommend or assist in transfer and setup of ProBiora3 products into Recipient system. • Recommend or assist in setup and transfer of EDI relationships.
2. Inventory Management Services
a. Inventory management services	Supply Chain

•    Assist in providing historical sales data.

•    Provider will assist Recipient as reasonably requested from time to time with any purchase orders pending as of closing and purchase orders made by Recipient prior to June 30, 2016 as reasonably requested by Recipient; provided however, for the avoidance of doubt, nothing in this Agreement shall obligate Provider to make any purchase orders in its name after Closing nor is Provider under any obligation to assure delivery of the product contemplated by any such purchase order.

•    Dispose of unneeded inventory as directed and authorized in writing by Recipient.

•    Provider will transfer and deliver the existing physical Inventory (including pending strain shipments) located at third party storage locations to the location(s) reasonably requested by Recipient or arranged for by Recipient (at Recipient’s expense).

b. Delivery of open purchase order products	Supply Chain

•    Provider having transferred the (i) Lallemand purchase order #2769 dated January 12, 2016 for S. Oralis product; (ii) Nutraceutix, Inc. PO #2775 dated April 14, 2016, for Evora Pro and Evora Plus product; and (iii) Best PO #2777 dated May 25, 2016, for Evora Pet product to Recipient pursuant to the Asset Purchase Agreement, Provider will use its best efforts to cause delivery of all of the S. Oralis product, Evora Pro and Evora Plus product and Evora Pet product contemplated by such purchase orders to Provider’s designated location.

•    To the extent that Provider receives delivery of any product after Closing as a result of any purchase order pending at Closing, it will notify Recipient and cooperate with Recipient on the delivery of any such products received by Provider pursuant to any pending purchase orders from Logic PAKaging, Lallemand, SAS, Best and Nutraceutix, Inc. to the location(s) reasonably requested by Recipient (at Recipient’s expense).

Ex. A-1

Type of Services	Department	Description of Provider Service

3. Shipping and Logistics Services
a. Assistance with shipping and logistics services	Supply Chain	• Introduce to logistics/fulfillment partners including applicable transition requirements.
4. Customer, Vendor and Supplier Services
a. Customer Services b. Communications with Customers, Vendors and Suppliers	Marketing Mgt Supply Chain

•    Notify and/or assist in notification of transaction and transition for customers, brokers, and wholesaler/distributor relationships.

•    Assist in getting applicable customer contract consents where required as outlined in the Asset Purchase Agreement.

•    Provider will participate at reasonable times upon reasonable notice in conference calls with the following suppliers: Nutraceutix, Inc., Best, TabLabs, United States Cold Storage, Inc., and American Type Culture Collection, including introductions of Recipient and will supply all reasonably required documentation requested by Recipient related to the Inventory being held by such suppliers, if any.

•    Provider will assist Recipient with completing the transfer process required by Microbiological Solutions Ltd. (“MSL”) in order to transfer the Responsible Person Agreement with between Provider and MSL to Recipient.

5. General Business Support
a. Support to manage and operate the ProBiora3 Business in the same manner as done prior to sale of assets	Marketing Mgt & Regulatory

•    Introduce and assist with transfer of IP relationships.

•    Ensure contracts and associated files are copied and sent to Recipient.

•    Assist with assignment of relevant contracts to Recipient.

•    Forward all adverse incident and product complaints that come to Provider’s attention to Recipient or named regulatory representative.

•    Provide general business consultation on the ProBiora3 Business and customers to ensure a smooth transition to Recipient as requested.

6. IT
a. Application Services	Marketing and Outsourced IT

•    Recipient will establish its own resources and capabilities associated with support for eCommerce and Social Media applications to replace the existing application services during the term of the Agreement; the features and characteristics of such capabilities and associated resources to be established at the discretion of the Recipient, at its sole cost and expense.

•    Provider will support Recipient by providing data export (transactional and historical) from applicable systems in a mutually agreeable format.

•    Recipient will provide reasonable notice and development time to Provider to fulfill the data export request.

•    Provider will support Recipient by maintaining any/all security and compliance controls currently in effect relating to applicable application systems for the duration of the term of the Agreement.

Ex. A-2

Type of Services	Department	Description of Provider Service

b. Hosting Services	Marketing and Outsourced IT

•    Provider will support Recipient by providing necessary technical information on any hosted environment(s) in place presently.

•    Provider will support any/all necessary server access to support Recipient in migrating to its application hosting environment.

•    Recipient will provide reasonable notice and support time to Provider to provide server information and access needs.

•    Provider will support Recipient by maintaining any/all security and compliance controls currently in effect relating to applicable hosting services for the duration of the term of the Agreement.

c. Infrastructure Services (Phone, WAN, e-mail, etc.), Customer Service	Outsourced IT

•    Provider will provide infrastructure support consistent with any/all services received presently for the duration of the term of the Agreement.

•    Recipient will establish its own infrastructure resources and services to replace Provider services during the term of the Agreement; the features and characteristics of such resources and services to be established at the discretion of Recipient, at its sole cost and expense.

•    Provider will support Recipient by providing necessary technical information and user data export relevant to the services in place presently.

•    Recipient will provide reasonable notice and support time to Provider to provide technical information and user data export request.

•    Provider will support Recipient by maintaining any/all security and compliance controls currently in effect relating to infrastructure services and customer service for the duration of the term of the Agreement.

d. Website	Outsourced IT

•    Provider will remove all references to ProBiora3 from http://www.oragenics.com/ except for a reference to ProBiora3 on Provider’s homepage that will function as a link to Recipient’s website. Provider will maintain such link to Recipient’s website through December 31, 2016.

e. Transfer of access to Salesforce, Pardot and Fuze	Outsourced IT

•    Vince Salvo (a Transferred Employee) will update all access into Salesforce, Pardot, and Fuze to reflect the new ownership by Recipient. Mr. Salvo will also update all account, contact and billing information in order to establish Recipient as the new and only owner of these accounts and the data stored on each vendors’ server. Provider will be available to assist and cooperate with this transfer process as reasonably requested by Recipient.

7. Pharmacovigilance
a. Knowledge Transfer	Marketing Mgt, Regulatory

•    Product knowledge transfer training session as reasonably requested.

•    Transfer of all FAQs/FAQ database.

•    Transfer of all historical consumer complaints and adverse events.

•    Transfer of safety database.

•    Transfer of schedule of aggregate report handling.

Ex. A-3

Type of Services	Department	Description of Provider Service

8. Quality Assurance
a. Knowledge transfer b. Assist with QA/QC services	QA

•    Transfer Quality Assurance Procedures (QSPs) used to support the ProBiora3 product line.

•    Transfer all testing procedures used to support ProBiora3 product testing.

•    Transfer all testing results and data summaries that support product testing, including stability.

•    Provider will transfer all third-party testing information and associated contacts and will assist as needed to transfer accounts to the Recipient.

9. Regulatory
a. Knowledge transfer b. Assist with Regulatory services

•    Transfer information and support documentation on all regulatory filings, including their current status.

•    Introduce and assist with transfer of all regulatory support service provider relationships.

10. Clinical
a. Knowledge transfer		• Transfer information on all clinical and non-clinical (animal) studies, current and complete, including data, protocols, reports and filings.

Ex. A-4

EXHIBIT B

PROVIDER DELIVERABLES EXHIBIT

Provider will complete the following on or before July 31, 2016:

1.	Provider will maintain the Master Cell Bank at its current location in Alachua, Florida at no cost for a period of up to 60 days after Closing, and if requested in a written notice by Buyer before July 31, 2016, Provider will facilitate the removal and transfer of the Master Cell Bank to a new storage facility designated by Recipient, in a commercially reasonable time after written notice from Buyer, with all third party costs associated with the transfer to be borne by Recipient. For the avoidance of doubt, if Buyer has not provided written notice requesting transfer of the Master Cell Bank by July 25, 2016, this condition shall be deemed satisfied;

2.	Provider will provide paper copies of all existing original Provider documents related to the ProBiora3 Business in Provider’s possession (including original reports, records, research, clinical study information, contracts, etc.) whether or not previously included in the Hard Drive delivered at Closing, by depositing those paper records in the Recipient’s sub-leased premises at Provider’s location in Tampa Florida, at Provider’s cost;

3.	Provider will cooperate with and assist Recipient with regard to the Registered Intellectual Property maintenance filings set forth on Schedules 2.1(A) and 2.1(B) of the Seller Disclosure Schedule that are due on or before July 31, 2016, as well as any other Intellectual Property assignment and transfer documents requested by Recipient which may be reasonably required to be filed to effect the assignment and transfer of all IP Purchased Assets. To the extent such assistance requires any fees or costs to be incurred by Provider, Recipient shall promptly reimburse Provider for such fees and costs paid or advanced by Provider.

Collectively, the above two items are referred to herein as the “July Provider Deliverable Items”.